Exhibit 99.2

March 30, 2001

Fuji Photo Film Co., Ltd.

26-30, Nishiazabu 2-chome

Minato-ku, Tokyo 106-8620

Japan

Gentlemen:

In connection with the Joint Enterprise Contract (“JEC”), dated as of the date hereof, by and between Fuji Photo Film Co., Ltd. (“FPF”) and Xerox Corporation (“XC”), XC and FPF (the “Parties”) hereby agree as follows:

1. The Parties agree that Fuji Xerox Co., Ltd. (“FX”) dividends will be declared and paid at such time or times and in such amounts as may be determined by the Board of Directors of FX. Notwithstanding the foregoing, the Parties shall ensure that FX dividends will be declared and paid annually in an amount equal to not less than 40% of the consolidated net profits after taxes of FX (as determined under U.S. generally accepted accounting principles (“GAAP”)), provided that the long term unsecured debt of FX is rated at no lower than investment grade by Standard & Poor’s.

2. The Parties shall cause FX to continue to deliver to XC in a timely manner and in English financial and other data, including but not limited to the following:

(a)	annual audited financial data prepared in accordance with U.S. GAAP and XC disclosure requirements;

(b)	quarterly unaudited financial data in accordance with U.S. GAAP; and

(c)	tax receipts, tax returns, balance sheet and profit and loss by legal entity, tax packages for depreciation, fixed assets, reserves and other financial information and local statutory annual reports.

3. With respect to any meeting of the Board of Directors of FX, at least 14 days prior written notice of each meeting of the Board of Directors, any committee thereof and of the Board of Corporate Auditors of FX shall be given to each director, committee member and statutory auditor designated by XC. Each such notice shall specify the agenda for such meeting. Notwithstanding the foregoing, in case of emergency, such notice period may be shortened with the consent of XC’s designees to the Board of Directors, which consent shall not be unreasonably withheld or delayed. Further, at the request of either Party, each director of FX shall have the right, upon written request given to FX not less than two business days prior to the scheduled date of any meeting, to participate in any meeting of the Board of Directors by means of a video conference call (or by means of any other telecommununications equipment permitted by applicable law) in which all persons participating in such meeting can see and hear each other, and participation in such meeting shall constitute presence in person at the meeting.

4. XC shall not, and shall cause each of its Subsidiaries not to, enter into or permit itself to become contractually bound by any shareholders or similar agreement with any third party minority investor in Xerox Limited (“XL”) which would grant any rights granted to XC under the JEC to such third party minority investor (including but not limited to agreements providing rights to participate in the management of or management decisions regarding FX).

5. Without the prior agreement of FX, XC shall not, in any way that materially and adversely affects the rights of FX thereunder, amend any agreement between XC and any third party with respect to patents, patent rights, copyrights, trademarks, service marks, trade names, trade secrets and proprietary know-how (either registered, applied for, or common law) that are material to FX for carrying out its business as currently conducted and that are in effect as of the date hereof.

6. XC shall not take any action regarding its ownership or control of FX through XL, direct or indirect, that gives rise to the termination of FX’s rights pursuant to the provisions of any agreement described in paragraph 5 above.

7. This letter agreement shall be governed by, and shall be construed in accordance with, the internal laws of Japan, without regard to the conflicts of law principles thereof.

8. This letter constitutes an integral part of the JEC and shall be deemed incorporated therein.

Each of the undersigned parties has caused this letter agreement to be executed by their respective duly authorized officer or representative as of the date written above.

XEROX CORPORATION

By:	/s/ Paul A. Allaire
Name: Paul A. Allaire
Title: Chairman and Chief Executive Officer

Accepted and Agreed:

FUJI PHOTO FILM CO., LTD.

By:	/s/ Minoru Ohnishi
Name: Minoru Ohnishi Title: Chairman and Chief Executive Officer